EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into and effective as of the 4th day of September, 2008 by and between APOLLO MEDICAL MANAGEMENT, INC. and Jilbert Issai, M.D. ("Employee").

1. Employment, Duties and Acceptance

1.1           Employee is hereby employed for the Term (as defined in Section 2 hereof) to render services as Vice President of Business Development of Apollo Medical Management, Inc. and its affiliates (collectively, “Company”). Except for illness and permitted time off, and other than any employment or other responsibilities Employee may have with Apollo Medical Associates, Inc. (“AMA”) or an affiliate of AMA, which employment and responsibilities are expressly permitted, during the Term of this Agreement Employee shall: (i) devote his full time, energy, skill and attention during normal business hours to the business of Company; (ii) use his best efforts to promote the interests of Company; and (iii) discharge such duties as may be reasonably assigned to him by the Chief Executive Officer, President or other senior officers of Company. Employee may also be asked to serve, without additional compensation, as a director of Company or as a director or officer of an affiliate of Company. Employee shall report to the President and Chief Executive Officer of Company. The Employee acknowledges and agrees that, as an employee and officer of the Company he shall be acting as and in the capacity of a fiduciary of the Company and the Group in the performance of his duties hereunder.

1.2           Employee hereby accepts such employment and agrees to render such services. Employee agrees to render such services at Company's offices located in the Southern California area, but Employee will travel on temporary trips to such other place or places as may be required from time to time to perform his duties hereunder. During the Term hereof, Employee will not render any services to any supplier or significant customer of Company, except with the prior approval of Company.

2. Term of Employment

2.1           The term of Employee's employment pursuant to this Agreement (the "Term") shall begin on the date hereof (the “Effective Date”), and shall continue thereafter for successive one year periods unless terminated by either party giving written notice at least 90 days prior to the end of the then-current one year period, subject to the provisions of Section 4 of this Agreement providing for an earlier termination of Employee's employment in certain circumstances.

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3. Compensation

3.1           As compensation for all services to be rendered pursuant to this Agreement to or at the request of Company, Company agrees to pay Employee a salary at the rate of $1.00 per annum (the “Base Salary”). The Base Salary is subject to review and modification from time to time, in the sole discretion of Company. The Base Salary shall be payable in accordance with the regular payroll practices of the Company for executives. All payments hereunder shall be subject to the provisions of Section 4.

3.2           Company shall pay or reimburse Employee for all necessary and reasonable expenses incurred or paid by Employee in connection with the performance of services under this Agreement upon presentation of expense statements or vouchers or such other supporting information as it from time to time requests evidencing the nature of such expense, and, if appropriate, the payment thereof by Employee, and otherwise in accordance with Company procedures from time to time in effect.

3.3           During the Term, Employee shall be entitled to the same benefits as those provided to Company employees generally, but Company shall be under no obligation to provide any specific benefits to Employee.

3.4           Employee understands and agrees that he will not be entitled to vacation time under this Agreement.

3.5           At such time as Company shall adopt, and its shareholders shall approve the adoption of, a stock option or similar plan, Employee shall be entitled to receive an initial grant of options to purchase an aggregate 300,000 shares of the common stock of Company, at an exercise price of $0.10 per share (the “Options”). To the maximum extent permitted by then current law, the Options shall be granted as incentive stock options, shall vest in four equal annual installments commencing on the first anniversary of the date of grant and shall be subject to such other terms and conditions as shall be imposed on other grants of incentive stock options to other executive employees of Company generally.

4. Termination

4.1 The Term of this Agreement shall terminate, and Employee’s employment under this Agreement shall cease, effective upon the earliest to occur of: (i) a termination pursuant to Section 2.1 above; (i) the termination of Employee by Company; or (iii) Employee voluntarily terminates his employment (the “Termination Date”). Except as otherwise provided in this Section 5 and except for Sections 6 through 10 hereof (which shall survive the Termination Date), upon the Termination Date all rights and obligations of the parties under this Agreement shall immediately and automatically terminate and be of no further force or effect.

5. Severance Payment Upon Termination. In the event that Employee’s employment is terminated, the following provisions hereby apply:

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5.1 Termination for Cause or Termination by Employee. In the event that Employee’s employment is terminated for Cause (as defined below in Section 5.5) or by Employee other than in the event of Constructive Termination Without Cause (as defined below in Section 5.6), Company shall pay Employee the sum of the following items that were earned and accrued but unpaid as of the Termination Date: (i) Base Salary; (ii) a cash payment for all accrued, unused vacation calculated at the then Base Salary rate; (iii) reimbursement for any unpaid business expenses; and (iv) such other benefits and payments to which Employee may be entitled by law or pursuant to the benefit plans of the Company then in effect.

5.2 Disability. Company may terminate the Term if Employee is unable substantially to perform his duties and responsibilities hereunder to the full extent required by Company by reason of illness, injury or incapacity for two consecutive months, or for more than three months in the aggregate during any period of 12 calendar months. In the event of such termination, Company shall pay Employee his Base Salary through the Termination Date. In addition to all other payments pursuant to Section 5.1, Employee shall be entitled to the following: (i) continued participation for the remaining Term in those benefit coverages in which Employee was participating on the Termination Date which, by their terms, permit a former employee to participate; and (ii) any other benefits in accordance with applicable plans and programs of the Company then in effect. In such event, the Company shall have no further liability or obligation to Employee for compensation under this Agreement except as otherwise specifically provided in this Agreement. Employee agrees, in the event of a dispute under this Section 5.2 regarding his status as having a disability, to submit to a physical examination by a licensed physician selected by Company. Company agrees that Employee shall have the right to have his personal physician present at any examination conducted by the physician selected by Company.

5.3 Death. The Term shall terminate in the event of Employee’s death. In such event, Company shall pay to Employee’s executors, legal representatives or administrators, as applicable, Employee’s Base Salary through the Termination Date. In addition to all other payments pursuant to Section 5.1, Employee’s estate shall be entitled to: (i) any other benefits in accordance with applicable plans and programs of the Company then in effect. Company shall have no further liability or obligation under this Agreement to Employee’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Employee except as otherwise specifically provided in this Agreement.

5.4 Any Other Termination By Company. In addition to the payments provided for in Section 5.1, in the event that Company terminates Employee’s employment other than for Cause (as defined below in Section 5.5), Company will pay Employee twelve (12) months of severance pay (calculated at Employee’s then current Base Salary rate). The severance shall be paid in equal installments over the severance period (calculated in accordance with the two previous sentences) in accordance with Company’s usual payroll schedule (together, the “Severance Package”).

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5.5 Cause Definition. For purposes hereof the term “Cause” shall mean (A) any material breach by Employee of any provision of this Agreement, which breach is not cured, if such breach is able to be cured, by Employee within 15 business days after receiving written notice of such breach; (B) following the determination of the Board or the senior officers of Company, in good faith, that Employee has engaged in reckless conduct, fraud, intentional misconduct or intentional misappropriation of Company assets; (C) conviction of, or entering a plea of nolo contendere by, Employee to a charge of a felony or a misdemeanor involving moral turpitude; (D) any act or omission by Employee involving malfeasance, misfeasance, nonfeasance, gross negligence or recklessness in connection with the performance of Employee's duties; (E) any willful or intentional act having the effect of injuring the reputation, business, business relationships of Company or its affiliates; or (F) repeated failure by Employee to follow the lawful written (including e-mail) instructions of the Chief Executive Officer or President of Company and/or the Board.

5.6 Constructive Termination Without Cause. For purposes hereof “Constructive Termination Without Cause” shall mean a termination of Employee’s employment at Employee’s initiative following the occurrence, without Employee’s written consent, of one or more of the following events:

5.6.1           a reduction in Employee’s then current Base Salary; or

5.6.2           a material diminution in Employee’s duties, title, responsibilities, and authority as provided in Section 1.1. In the event of a Constructive Termination Without Cause, Employee shall be entitled to receive the Severance Package in addition to the payments provided for in Section 5.1.

6. Nonsolicitation

6.1 During the period from the Effective Date through the second (2nd) anniversary of the Termination Date (the “Subject Period” (provided, however, that the Subject Period shall be automatically extended an additional six (6) months for each one (1) year period that Employee is employed by the Company), Employee shall not, directly or indirectly on behalf of any business, firm, corporation, partnership, person, proprietorship or other entity, incorporated or otherwise, and shall use his best efforts to cause each business, firm, corporation, partnership, person, proprietorship and other entity with which he is or shall become associated in any capacity not to, (i) solicit for employment, employ or otherwise engage any person who is then, or who was at any time prior to the date of such individual’s separation from Company, employed or engaged (as an employee, consultant, sales representative or otherwise) in any position by Company, or (ii) except in connection with the performance of his duties hereunder and in accordance herewith, solicit, interfere with, endeavor to entice away from Company or communicate with regarding the business of Company any individual or entity which is a customer, supplier or client of Company at any time or from time to time during the Subject Period. Employee acknowledges and agrees in connection with the foregoing that the identities of Company’s employees, customers, suppliers and clients and other information gained during his period of employment with Company with respect thereto is Confidential Information (as more fully defined in paragraph (b) below) of Company.

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7. Confidentiality

7.1 During the Subject Period and at all times thereafter, Employee agrees and acknowledges that the Confidential Information (as defined below) of Company is valuable, special and unique to its business; that such business depends on such Confidential Information; and that Company wishes to protect such Confidential Information by keeping it confidential for the exclusive use and benefit of Company. Employee further acknowledges that any use by him of the Confidential Information other than in strict accordance with the terms of this Agreement would be wrongful and would cause the Company and the Group irreparable injury. Based upon the foregoing, with respect to such Confidential Information, Employee agrees:

7.1.1           to keep any and all Confidential Information in trust for the sole use and benefit of Company;

7.1.2           except as required by applicable law, regulation or court order or as required in furtherance of the business of Company in accordance with the terms hereof, not to use or disclose or reproduce, directly or indirectly, any Confidential Information of Company;

7.1.3           to take all reasonably appropriate steps in the context of Company’s systems and activities to ensure that all Confidential Information is kept confidential for the sole use and benefit of Company, including such specific steps as are reasonably requested by the Board or the senior officers of Company; and

7.1.4           in the event Employee’s employment with Company terminates for any reason whatsoever or at any time that Company may in writing request, to deliver promptly to Company all materials constituting Confidential Information (including all written, graphic, facsimile, encoded or recorded copies or duplicates thereof or notes regarding the same) of Company that are in his possession or under his control without making or retaining any written graphic, facsimile, encoded or recorded copy or extract from such materials.

7.2 For purposes of this Agreement, “Confidential Information” means any and all information developed by or for or possessed by Company that is (A) not generally known in any industry in which Company does business as of the date hereof or during the Term or (B) not known to Employee prior to his involvement with Company (including for this purpose information that is publicly available because of a breach by Employee of the provisions hereof). Confidential Information includes, but is not limited to, the information identified in Section 7.1 above (including, without limitation, personnel records and applications, employment and other employee agreements, medical records, employee appraisals, reviews and evaluations, general wage and salary rates and individual salaries and bonuses and plans and records relating thereto, numbers of employees in departments and divisions, employee benefit plans and incentive plans), and any and all other information developed by or for or possessed by Company concerning information technology, marketing and sales methods, concepts, materials, products, processes, procedures, formulae, innovations, discoveries, improvements, inventions, protocols, computer programs, records, data, know-how, techniques, designs, research and development projects, data, business forms, strategies, plans for development of products, services or expansion into new areas or markets, internal operations, product price lists, forecasts, projections, financial information (including the revenues, costs or profits associated with the products and services of the Company) and any other trade secrets and proprietary information of any type owned by or pertaining to Company, together with all written, graphic, facsimile, encoded, recorded and other materials relating to all or any part of the same.

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7.3 In furtherance of the foregoing and as a further inducement for being employed by Company under this Agreement, Employee agrees to execute a confidentiality and assignment of inventions agreement if requested by Company.

8. Compliance With Laws

8.1 In performing his duties hereunder, Employee agrees to comply with all applicable governmental laws, rules and regulations and all applicable policies and procedures of Company in written form or not reduced to writing if known to Employee.

9. Notices

9.1       All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, as follows:

If to Company:	Apollo Medical Management, Inc.
P.O. Box 4555
Glendale, CA 91222

If to Employee:	Jilbert Issai, M.D.
10050 La Canada Way
Sunland, CA 91040

or as such other addresses as either party may specify by written notice to the other as provided in this Section 9.1.

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10. General

10.1         It is acknowledged that the rights of Company under this Agreement are of a special, unique, and intellectual character which gives them a peculiar value, and that a breach of any provision of this Agreement (particularly, but not limited to, the provisions of Sections 6 and 7 hereof), will cause Company irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which Company may have in the premises, Employee specifically agrees that Company shall be entitled to seek injunctive relief to enforce and protect its rights under this Agreement.

10.2         This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements, and understandings. Nothing herein contained shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. Without limiting the generality of the foregoing, in the event that any compensation or other monies payable hereunder shall be in excess of the amount permitted by any such statute, law, ordinance, or regulation, payment of the maximum amount allowed thereby shall constitute full compliance by Company with the payment requirements of this Agreement.

10.3         No representation, promise, or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, or inducement not so set forth. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.4         The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors, and assigns. This Agreement, and Employee's rights and obligations hereunder, may not be assigned by Employee. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets. Company may also assign this Agreement to any affiliate of Company; provided, however, that no such assignment shall (unless Employee shall so agree in writing) release Company of liability directly to Employee for the due performance of all of the terms, covenants, and conditions of this Agreement to be complied with and performed by Company. The term "affiliate", as used in this agreement, shall mean any corporation, firm, partnership, or other entity controlling, controlled by or under common control with Company. The term "control" (including "controlling", "controlled by", and "under common control with"), as used in the preceding sentence, shall be deemed to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, firm, partnership, or other entity, whether through ownership of voting securities or by contract or otherwise.

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10.5         This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.6         This Agreement shall be governed by and construed according to the laws of the State of California applicable to agreements to be wholly performed therein without regard to conflict of laws principles.

10.7         During the Term and for period of 12 months thereafter, Employee shall not, whether on his own behalf or on behalf of any other individual or business entity, solicit, endeavor to entice away from Company, a Subsidiary or any affiliated company, or otherwise interfere with the relationship of Company, a Subsidiary or any affiliated company with any person who is, or was within the then most recent 12 month period, an employee or associate thereof.

10.8         To the extent permitted by applicable law, any controversy or dispute arising out of or relating to this Agreement, or any alleged breach hereof, shall be settled by arbitration in Los Angeles, California in accordance with the commercial rules of the American Arbitration Association then in existence (to the extent such rules are not inconsistent with the provisions of this Agreement), it being understood and agreed that the arbitration panel shall consist of three individuals acceptable to the parties hereto. In the event that the parties cannot agree on three arbitrators within 20 days following receipt by one party of a demand for arbitration from another party, then Company and Employee shall each designate one arbitrator and the two arbitrators selected shall select the third arbitrator. The arbitration panel so selected shall convene a hearing no later than 90 days following the selection of the panel. The arbitration award shall be final and binding upon the parties, and judgment may be entered thereon in the California Superior Court or in any other court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

APOLLO MEDICAL MANAGEMENT, INC. (“COMPANY”)

By: /s/ Warren Hosseinion

Its: Chief Executive Officer

“EMPLOYEE”

/s/ Jilbert Issai
Jilbert Issai, M.D.

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